#018 Putnam Global Natural Resources Fund
2/29/04 Semi annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A

Putnam Management has agreed to assume certain expenses incurred by the fund in connection with allegations of improper short-term trading activity. During the funds fiscal period, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $6,562.






74U1 (000s omitted)

Class A		7,745
Class B		3,681
Class C		  622

74U2 (000s omitted)

Class M		  148
Class R		    2

74V1

Class A		$21.46
Class B		 20.79
Class C		 21.03

74V2

Class M		$21.27
Class R		 21.46